Exhibit 99.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
rtharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com
OFFICE DEPOT ANNOUNCES THIRD QUARTER RESULTS:
➢	COMPANY SALES UP 5%

➢	NA RETAIL COMPS UP 4%

➢	BUSINESS SERVICES SALES UP 5%
Delray Beach, Fla., October 19, 2005 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today reported sales of $3.5 billion for its fiscal third quarter ended September 24, 2005, up 5% over fiscal third quarter 2004. North American Retail Division comparable sales increased 4% for the quarter, and sales in the Business Services Division were up 5% over the same quarter of 2004.
Third quarter results show a loss of $48 million or $0.15 per share compared to earnings of $89 million or $0.28 per share in the same period of the prior year. The third quarter 2005 results include the effects of charges related to asset impairments, exit costs and other operating items previously announced on September 12, 2005 in our filing with the SEC on Form 8-K (“Third Quarter Charges”), as well as the incremental effects on compensation expense of our early adoption of SFAS 123R (“Option Expensing”). The Third Quarter Charges had a $0.50 per share negative impact on results, and Option Expensing negatively impacted results by $0.01 per share. Without the Third Quarter Charges and Option Expensing, our net earnings were $115 million1 or $0.36 per share1. This is an increase of 24% compared to an adjusted earnings per share for third quarter in the prior year of $0.291. The prior year number has been adjusted up by $0.01 per share to reflect charges of a comparable nature that were recorded in that period.
Return on net assets for the trailing four quarters was 7.2%, compared to 9.2% in the same period of the prior year. The Third Quarter Charges and Option Expensing negatively impacted the calculation of our current return on net assets by 280 basis points1.
On September 12, 2005, the Company announced a number of charges relating to asset impairments, exit costs and other operating items. This announcement followed a company-wide assessment of assets and commitments which began in the second quarter of 2005.

[1]	This is non-GAAP information. Except where specifically noted all references in this news release to financial results are presented in accordance with generally accepted accounting principles, as adopted in the United States (GAAP). Non-GAAP, or pro forma results, are presented where that presentation will afford investors an opportunity to make meaningful comparisons to results in prior periods. The presentation of such non-GAAP information is not intended in any manner to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader. See reconciliations on our corporate website, officedepot.com, under the category Investor Relations.

The pre-tax charge relating to current and future periods is currently expected to total $320.4 million, of which approximately $236.8 million was recorded in the third quarter of 2005 (Third Quarter Charge). The Company estimates that an additional $34.3 million of the total will be recorded in the fourth quarter of 2005 with the remainder in years 2006 through 2008. In addition, the Company adopted SFAS 123R (Option Expensing) in the third quarter and recorded $5.0 million of incremental compensation expense in its results for the quarter.
For the quarter, gross profit as a percentage of sales was 30.0%, down from 31.3% in the same period last year. The Third Quarter Charges negatively affected margin by approximately 50 basis points. Other negative gross margin impact was primarily attributable to a decline in the International Division which more than offset improvements experienced in North American Retail.
Total operating expenses, as a percentage of sales, were 32.7% for the quarter, up from 27.3% for the same period in 2004. The Third Quarter Charges and Option Expensing negatively impacted operating expenses by approximately 640 basis points, somewhat offset by improvements realized in both general and administrative expenses as well as store and warehouse operating and selling expenses, driven by advertising cost efficiencies, increased sales leverage, and lower warehouse costs.
Operating results for the quarter reflect a loss of $97 million as compared to operating earnings of $134 million in the third quarter of the prior year. The Third Quarter Charges and Option Expensing, negatively impacted the current quarter’s operating results by a total of $242 million.
“We are pleased with the overall performance of North America this quarter,” said Steve Odland, Office Depot’s Chairman and Chief Executive Officer. “North American Retail recorded its seventh consecutive quarter of positive comparable sales while growing its division operating profit by 12%1, after considering the impact of the Third Quarter Charges and Options Expensing. North American Business Services Division sales increased by 5% with division operating profit growing by 13%1, again after considering the impact of the Third Quarter Charges and Options Expensing. Our International Division results, however, are not where we would like them to be. Over time, we need to grow this business and deliver improved profitability.”
Mr. Odland continued, “The assessment of our assets and commitments that we completed during the quarter was intended to rationalize our balance sheet. We separately have launched an initiative to drive our overall cost structure lower. This effort naturally complements the positive results and continuing programs we have underway to drive our top line and increase shareholder value. We also elected to early adopt SFAS 123R during this quarter, in advance of the mandatory expensing of stock options beginning in the first quarter of 2006.”
DIVISION RESULTS
North American Retail
Third quarter sales in the North American Retail Division increased 10% compared to the same period last year. Comparable store sales in the 885 stores in the U.S. and Canada that have been open for more than one year increased 4% for the third quarter.
North American Retail had an operating loss of $30 million for the third quarter of 2005 as compared to an operating profit of $107 million in the prior year, and as a percentage of sales was a negative 1.8% versus a positive 7.2% in the prior year. The Third Quarter Charges and Option Expensing negatively impacted operating results by $156 million for the quarter or 950 basis points. Cost efficiencies and improved gross margin were realized despite the negative effects of hurricanes Katrina and Rita. At the end of the quarter, seven stores were closed as a result of the hurricanes and have been excluded from comparable store sales.

During the third quarter, the Company opened 13 new stores, while closing 15 office supply stores. At the end of the third quarter, Office Depot operated a total of 1,009 office products superstores throughout the U.S. and Canada.
North American Business Services
North American Business Services sales increased by 5% in the third quarter compared to the same period last year. We experienced increased sales in the contract channel, particularly large- and national- accounts.
Division operating profit was $60 million for the third quarter, as compared to $102 million in the prior year, and as a percentage of sales was 5.5% versus 9.9% in the same period in the prior year. The Third Quarter Charges and Option Expensing negatively impacted operating profit by a total of $56 million or approximately 510 basis points. Although North American Business Services division was also negatively impacted by the effects of hurricanes Katrina and Rita including the closure of a distribution center for approximately one month, other improvements in operating cost efficiencies more than compensated for their impact on the business results for the quarter.
International
International third quarter sales decreased 4% in U.S. dollars (a decrease of 3% in local currencies) compared to the same period in 2004. The change in exchange rates from the corresponding prior year period decreased sales reported in U.S. dollars by approximately $5 million for the quarter. Sales, as measured in local currencies, declined in most major geographic markets.
Division operating profit was $59 million or 7.6% as a percentage of sales as compared to $97 million or 12% as a percentage of sales in the prior year’s third quarter. The Third Quarter Charges and Option Expensing negatively impacted operating profit by a total of $10 million or 130 basis points. Gross margin experienced substantial declines because of continued pricing pressure in key product categories and increased competitive activity. For the quarter, the International division operating profit, when translated into U.S. dollars, was negatively impacted from foreign exchange rates by $1 million during the quarter when compared to the same period in the prior year.
Effective Tax Rate
The effective annual tax rate for the Company is projected to be 32.8%. In the third quarter, we recognized tax benefits from closure of various world-wide audits, partially offset by tax expense on additional repatriation of foreign earnings.
Non-GAAP Reconciliation
A reconciliation of GAAP results to results excluding the Third Quarter Charge and Option Expensing may be accessed on our corporate website, officedepot.com, under the category, Investor Relations.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 11:00 a.m. (Eastern Daylight Time) on today’s date. The conference call will be available to all investors via Webcast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.1 billion in online sales, the Company is the world’s number three Internet retailer. As of September 24, 2005, Office Depot has 1,009 retail stores in North America. Internationally, the Company conducts wholly-owned operations in 14 countries, and operates retail stores under joint venture and license arrangements in another seven countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 10, 2005 and its 10-Q and 8-K filings made from time to time, including in particular its 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

			As of
	As of September 24, 2005	As of December 25, 2004	September 25, 2004 (As Restated - See Note B)[1]
Assets

Current assets:
Cash and cash equivalents	$584,701	$793,727	$1,086,429
Short-term investments	248,675	161,133	152,279
Receivables, net	1,279,362	1,303,888	1,175,697
Merchandise inventories, net	1,243,890	1,408,778	1,133,775
Deferred income taxes	148,309	133,282	148,727
Prepaid expenses and other current assets	73,352	115,363	93,225

Total current assets	3,578,289	3,916,171	3,790,132

Fixed assets:
Property and equipment, at cost	2,749,074	2,836,633	2,697,182
Less accumulated depreciation and amortization	1,456,478	1,373,605	1,337,253

Net fixed assets	1,292,596	1,463,028	1,359,929

Goodwill	918,567	1,049,669	1,001,135
Other assets	356,958	338,483	335,022

Total assets	$6,146,410	$6,767,351	$6,486,218

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,255,432	$1,569,862	$1,201,242
Accrued expenses and other current liabilities	1,017,823	900,086	862,964
Income taxes payable	52,560	133,266	192,073
Current maturities of long-term debt	13,093	15,143	10,352

Total current liabilities	2,338,908	2,618,357	2,266,631

Deferred income taxes and other long-term liabilities	307,871	342,266	349,199
Long-term debt, net of current maturities	552,558	583,680	839,779

Commitments and Contingencies

Stockholders’ Equity
Common stock — authorized 800,000,000 shares of $.01 par value; outstanding shares — 418,934,660 as of 9/24/05, 404,925,515 as of 12/25/04 and 403,366,876 as of 9/25/04	4,189	4,049	4,034
Additional paid-in capital	1,475,947	1,255,494	1,237,488
Accumulated other comprehensive income	164,204	339,708	187,106
Retained earnings	2,760,801	2,593,275	2,541,146
Treasury stock, at cost — 111,142,167 shares as of 9/24/05, 92,623,768 shares as of 12/25/04 and 90,781,283 shares as of 9/25/04	(1,458,068)	(969,478)	(939,165)

	2,947,073	3,223,048	3,030,609

	$6,146,410	$6,767,351	$6,486,218

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
		September 25,		September 25,
		2004		2004
	September 24,	(As Restated	September 24,	(As Restated
	2005	- See Note B)[1]	2005	- See Note B) [1]
Sales	$3,492,900	$3,327,804	$10,559,843	$10,095,281
Cost of goods sold and occupancy costs	2,446,301	2,286,015	7,325,342	6,943,514

Gross profit	1,046,599	1,041,789	3,234,501	3,151,767

Store and warehouse operating and selling expenses	836,179	735,939	2,394,011	2,227,963
Asset impairments	121,902	—	121,902	—
General and administrative expenses	180,168	162,864	492,466	479,629
Other operating expenses	5,067	9,199	15,387	17,066

Operating profit (loss)	(96,717)	133,787	210,735	427,109

Other income (expense):
Interest income	6,302	4,805	17,532	12,677
Interest expense	(6,576)	(16,508)	(32,138)	(47,780)
Miscellaneous income, net	5,540	5,400	17,931	13,818

Earnings (loss) before income taxes	(91,451)	127,484	214,060	405,824

Income tax (benefit) expense	(43,570)	38,202	46,534	122,449

Net earnings (loss)	$(47,881)	$89,282	$167,526	$283,375

Earnings (loss) per common share:
Basic	$(0.15)	$0.29	$0.54	$0.91
Diluted	(0.15)	0.28	0.53	0.90

Weighted average number of common shares outstanding:
Basic	311,915	312,598	312,690	311,738
Diluted	311,915	316,034	317,640	315,929

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended
		September 25,
		2004
	September 24,	(As Restated
	2005	- See Note B)[1]
Cash flow from operating activities:
Net earnings	$167,526	$283,375
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	205,274	195,151
Charges for losses on inventories and receivables	65,321	78,335
Asset impairments — Third Quarter Charge	121,902	—
Changes in working capital and other	(145,673)	19,936

Net cash provided by operating activities	414,350	576,797

Cash flows from investing activities:
Capital expenditures	(201,217)	(251,639)
Acquisition, net of cash acquired	—	(7,900)
Net deposit on asset group purchase	—	(17,361)
Proceeds from disposition of assets and deposits received	46,419	41,253
Purchase of short-term investments	(1,534,215)	(53,475)
Sale of short-term investments	1,445,687	—

Net cash used in investing activities	(243,326)	(289,122)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	164,863	56,263
Tax benefit from share-based payments	15,840	—
Acquisition of treasury stock	(484,868)	(35,253)
Net payments on long- and short-term borrowings	(37,060)	(9,182)

Net cash (used in) provided by financing activities	(341,225)	11,828

Effect of exchange rate changes on cash and cash equivalents	(38,825)	(3,963)

Net (decrease) increase in cash and cash equivalents	(209,026)	295,540
Cash and cash equivalents at beginning of period	793,727	790,889

Cash and cash equivalents at end of period	$584,701	$1,086,429

Supplemental disclosure of other cash flow activities:
Interest paid	$36,239	$58,811
Income taxes paid	164,515	48,367

Supplemental disclosure of non-cash investing and financing activities:
Assets acquired under capital leases	$19,803	$14,713

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
OTHER THIRD QUARTER ITEMS
(In millions, except per share amounts)
(Unaudited)
Third Quarter Charges
A summary of the Third Quarter Charges and the line item presentation of these amounts in our accompanying Condensed Consolidated Statement of Operations is as follows.

Amounts
Cost of goods sold and occupancy costs	$17.8
Store and warehouse operating and selling expenses	80.3
Asset impairments	121.9
General and administrative expenses	16.8

Total pre-tax Third Quarter Charges	236.8
Income tax effect	(77.7)

After-tax impact	$159.1
Per share impact	$0.50
Of the total pre-tax Third Quarter Charges, approximately $155.1 million were recorded in North American Retail, $55.1 million were recorded in North American Business Services, $9.8 million were recorded in International, and $16.8 were recorded in G&A. In addition to the amounts recognized in the third quarter, we expect to recognize an additional $34.3 million during the fourth quarter of 2005 and $49.3 million over the years 2006 through 2008, for total current and future charges of $320.4 million. The per share impact of the amount recognized in the third quarter of 2005 is based on 318.4 million shares which include the dilutive effect of common stock equivalents for the third quarter.
Option Expensing
Our adoption of FAS 123R in the third quarter had an incremental and recurring impact of recognizing the fair value of options granted to employees. At the beginning of 2005, we changed the composition of our awards to include more restricted stock and less stock options. The impact of the restricted stock has been included in our results since the date of grant. During the third quarter, some previously-granted share awards were accelerated under their original terms; all such awards have now vested. The incremental and recurring impact of adopting FAS 123R for the quarter was approximately $5.0 million and similar amounts are expected in the fourth quarter and into 2006. The pre-tax impact of this $5.0 million on Division operating profit is a follows: North American Retail Division, $0.5 million, North American Business Services, $0.4 million, International Division, $0.6 million, and general and administrative expenses, $3.5 million. See our third quarter Form 10-Q for additional discussion.

OFFICE DEPOT, INC.
DIVISION INFORMATION
($ In millions)
(Unaudited)
North American Retail Division

	Third Quarter		Year-to-Date
	2005	2004[1]	2005	2004[1]
Sales	$1,635.9	$1,492.3	$4,785.2	$4,437.4
% change	10%	3%	8%	4%

Division operating profit (loss)	$(29.9)	$107.2	$199.8	$289.4
% of sales	(1.8)%	7.2%	4.2%	6.5%
Of the total pre-tax Third Quarter Charges, approximately $155.1 million were recorded in North American Retail. Option Expensing of $0.5 million is also reflected in Division results for the third quarter of 2005.
North American Business Services Division

	Third Quarter		Year-to-Date
	2005	2004[1]	2005	2004[1]
Sales	$1,080.9	$1,028.4	$3,197.8	$3,050.2
% change	5%	2%	5%	2%

Division operating profit	$59.5	$101.9	$276.5	$294.9
% of sales	5.5%	9.9%	8.6%	9.7%
Of the total pre-tax Third Quarter Charges, approximately $55.1 million were recorded in North American Business Services. Option Expensing of $0.4 million is also reflected in Division results for the third quarter of 2005.
International Division

	Third Quarter		Year-to-Date
	2005	2004[1]	2005	2004[1]
Sales	$776.9	$807.7	$2,579.0	$2,609.3
% change	(4)%	4%	(1)%	41%

Division operating profit	$59.0	$96.8	$242.5	$339.8
% of sales	7.6%	12.0%	9.4%	13.0%
Of the total pre-tax Third Quarter Charges, approximately $9.8 million were recorded in International. Option Expensing of $0.6 million is also reflected in Division results for the third quarter of 2005.
Percentage of Sales by Division

North American Retail	46.8%	44.8%	45.3%	44.0%
North American Business Services Division	31.0%	30.9%	30.3%	30.2%
International Division	22.2%	24.3%	24.4%	25.8%

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
OTHER SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per share amounts, return and operating data)
(Unaudited)
Other Selected Financial Information

	39 Weeks Ended
	September 24, 2005	September 25, 2004

Cumulative share repurchases ($):	$484,868	$35,253

Cumulative share repurchases (shares):	18,317	2,131
Shares outstanding, end of quarter	307,792	312,586

	Trailing 4 Quarters
	September 24, 2005		September 25, 2004

Return on Net Assets (RONA)	7.2	%*	9.2%

*	RONA for the third quarter of 2005 was negatively impacted by the Third Quarter Charges and Option Expensing by 280 basis points
Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Store Count and Square Footage

United States and Canada:
Store count:
Stores opened	13	30	64	37
Stores closed	15	2	24	5
Stores relocated	—	6	5	9
Total U.S. and Canada stores	1,009	923	1,009	923

North American Retail Division square footage — end of quarter	25,485,067	23,973,876	—	—
Average square footage per NAR store — end of quarter	25,258	25,974	—	—
Sales per square foot — gross basis	$261.03	$251.83	$256.94	$250.33
International Division company-owned:
Store count:
Stores opened	1	5	1	12	*
Stores closed	3	—	5	—
Total International company-owned stores	74	76	74	76

*	Includes 3 stores in operation at date of Hungary acquisition